UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2013

GraphOn Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21683	13-3899021
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1901 S. Bascom Avenue, Suite 660	95008
Campbell, CA
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 472-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 4, 2013, GraphOn Corporation (the “Company”) entered into an IP Brokerage Agreement (the “Agreement”), with ipCapital Licensing Company I, LLC, a Delaware limited liability company (“ipCLC”). John Cronin, a partner at ipCLC, also serves on the Board of Directors of the Company.  Pursuant to the Agreement, the Company has engaged ipCLC, on a no-retainer basis, to identify and present the Company with candidates who may be seeking to acquire a certain limited  group of the Company’s patents unrelated to the Company’s current business strategy. If during the applicable term the Company enters into an agreement with any candidate presented by ipCLC to acquire or otherwise exploit the covered patents, the Company will pay ipCLC a fee of ten percent (10%) of the royalties, fees, and other consideration paid over the life of the agreement.

The Agreement is effective as of February 4, 2013, and will end eighteen (18) months after the Company or ipCLC serves sixty (60) days written notice of termination to the other party (with earlier termination possible in the event of a material breach).

The Agreement provides for customary confidentiality undertakings, limitations on ipCLC’s total liability and mutual indemnification provisions.

The Company believes the terms of the Agreement are fair and reasonable to the Company and are at least as favorable to the Company as those that could be obtained on an arms’ length basis.  A copy of the Agreement is attached hereto as Exhibit 1.01 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

1.1	IP Brokerage Agreement, dated as of February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GraphOn Corporation

Dated: February 15, 2012	By:	/s/ Robert Dixon

Robert Dixon

Interim Chief Financial Officer